UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

GALAXY GAMING, INC.
(Name of Registrant as Specified in Its Charter)

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On August 15, 2019, Galaxy Gaming, Inc., a Delaware corporation, delivered the following letter to its stockholders:

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August 15, 2019

Dear Fellow Shareholder:

As you may know, Robert B. Saucier (“Saucier”) and Robert Pietrosanto (“Pietrosanto”) are soliciting shareholder votes to (among other things) elect to the Galaxy Gaming, Inc. board of directors a slate of three directors (the “Saucier Slate”).  The Saucier Slate is opposed to and proposes to replace the existing directors of Galaxy.  We provide the following comments in the hope that they will be of interest to you on the matter.

The Saucier Slate Will NOT be Considered at the 2019 Stockholder Meeting

The requirements to nominate directors to the Galaxy board are laid out in the Company’s bylaws. Given that the stockholder meeting was publicly announced on June 6, 2019, our bylaws required that any notice of nomination of directors must have been received by the Company by June 29, 2019. The Saucier Slate was not proposed until August 2, 2019. As such, the Company has informed Saucier and Pietrosanto unequivocally that the business item to consider the election of the Saucier Slate will not be heard at the 2019 stockholder meeting.  Nevertheless, Saucier and Pietrosanto continue to use the solicitation of proxies to advance their personal grievances as explained below.

Saucier and Pietrosanto are Disgruntled Former Employees

As the remainder of this letter will make clear, Saucier is no longer an employee of Galaxy because the board of directors of Galaxy unanimously concluded that his continued involvement with the Company posed a risk to its current and future gaming licenses that are essential to its operations. Pietrosanto is no longer an employee because the Company was informed of his repeated failure to comply with customary legal obligations.

Mr. Saucier’s Galaxy Shares Were Redeemed Earlier This Year as the Board Determined his Ownership was an Impediment to the Company.  The Company Believes the Saucier Slate is Mr. Saucier’s Attempt to Install New Directors Who Will Unwind the Redemption.

On May 6, 2019, the board of directors of Galaxy announced it had unanimously determined to redeem the shares of the Company’s common stock held by Saucier through Triangulum Partners, LLC through a process laid out in the Company’s bylaws.  The seeds of the redemption were sown in 2013 when Saucier was found unsuitable to hold gaming licenses by the State of California.  What ensued was a turbulent six-year period in which Saucier – as Chairman and CEO – attempted to reverse California’s decision and to be found suitable in Nevada and elsewhere.  As of now, California and Nevada still have not found Saucier suitable and, as a result the Company could not serve clients in California, the largest single US market for the Company products and services, if Saucier remained involved with the Company.  Throughout 2018 and 2019, it became clear to the independent members of the Galaxy Board that Saucier’s continued involvement would be detrimental to the Company’s future.  While Saucier resigned as a director and an employee of the Company, his holding of the Company’s common stock remained an impediment to licensing expansion.  Accordingly, the Board engaged in a previously announced review of strategic alternatives, including a sale of the company, and attempted to engage Saucier in a dialogue about exiting his position, but Mr. Saucier was uncooperative.  Finally, with no other option, and upon advice from corporate and gaming counsel, the Board invoked a provision in the Company’s Articles of Incorporation and redeemed Saucier’s shares, removing him as a shareholder.  Not coincidently, within a month of redeeming Saucier’s shares, Galaxy was affirmatively licensed in Ontario, Wisconsin and Maryland.

Saucier has disclosed that he currently holds no shares of Galaxy so the Company believes his primary purpose in financing the Saucier Slate is that he wants new directors who will unwind the redemption, give him his shares back and terminate a lawsuit the Company has filed against him related to the redemption.

Since Mr. Saucier’s Departure, the Company has Enjoyed Strong Financial Results

Earlier this week, the Company released its financial report for the second quarter of 2019.  It reported record revenues (up 19% from the year-ago period), record adjusted EBITDA (up 45%) and record net income – exceeding $1 million for the first time ever.  During the first half of 2019, the Company increased cash by 29% to a record $8.2 million while paying down $660,000 of its senior secured bank debt.

The stock price is up 8.5% year-to-date in 2019, while the shares of Galaxy’s principal competitors are flat or down.  The stock price has more than doubled since Saucier, under pressure from regulators and customers, stepped down as the Company’s Chairman and CEO.

Saucier and Pietrosanto’s Purported Concerns Related to the Company are Inaccurate and Misleading to Stockholders

In connection with the Company’s previously announced review of strategic alternatives, Saucier and Pietrosanto have complained that the “Board failed to provide any stockholders with information about offers or bids for the Company’s securities,” and stated that they “heard from third parties that the Board may have received one or more offers … for the Company’s shares at a price significantly higher than the the-current share price” (emphasis added).  As is customary for a strategic review process, the Company announced both the commencement and the conclusion of the process but did not disclose details of discussions with third parties. The Company did make one stockholder aware of confidential aspects of the strategic review process, and that stockholder was Mr. Saucier.  By virtue of holding a majority of the outstanding shares of the Company, Mr. Saucier’s agreement to sell his shares would be a standard requirement of any bidder’s offer.  Thus, the Board entered into a non-disclosure agreement with Mr. Saucier and made Mr. Saucier aware of the general nature of discussions, telling Mr. Saucier about the range of prices that were being discussed but also about the significant risks attendant to other terms that were being insisted on by prospective buyers.  In making the complaint that the Board did not inform shareholders of a lucrative deal, Saucier implies that the cake was baked and ready to serve when he himself knows otherwise.  In fact, the Company hired first class financial and legal advisors, and ran a robust review process. There were meetings with prospective buyers, due diligence conducted, and there were preliminary and non-binding terms discussed.  But the process did not result in any binding offer being made to the Company.

Shareholders Should Ignore the Exiled King’s Invalid Attempt to Reclaim the Throne

It should be clear by now that the Saucier and Pietrosanto campaign is not about other shareholders being deprived of economic value.  It is about Saucier having had his influence over Galaxy Gaming reduced to nothing.  The Board of Galaxy did so in order that all shareholders could benefit from the Company entering new markets. Saucier has been removed from the Company that he founded, and the Company has flourished in his absence.  He’s asking you to help him get his kingdom back.

We think shareholders are better served by the current Board and management.  But you don’t have to take our word alone.  We think our results are our best argument.

We urge you to vote for the Board’s recommendations on the white proxy card.

Sincerely,

Mark Lipparelli	Todd Cravens
Chairman of the Board	President and CEO

Forward-Looking Statements

Certain statements in this letter may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

Important Information

Galaxy has filed with the SEC and furnished to its stockholders a Proxy Statement in connection with the 2019 Annual Meeting on July 29, 2019, and advises its stockholders to read the Proxy Statement relating to the 2019 Annual Meeting because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Galaxy files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Galaxy by directing a request to Galaxy Gaming, Inc., Attn: Investor Relations, 6767 Spencer Street, Las Vegas, Nevada 89119.

Certain Information Concerning Participants

Galaxy, its directors and named executive officers may be deemed to be participants in the solicitation of Galaxy’s stockholders in connection with the 2019 Annual Meeting. Stockholders may obtain information regarding the names, affiliations, and direct and indirect interests, by security holdings or otherwise of such individuals in Galaxy’s Proxy Statement dated July 29, 2019, which is filed with the SEC. To the extent holdings of Galaxy Gaming’s securities have changed since the amounts printed in the Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.